EXHIBIT 12.1

The ratio of earnings to fixed charges was computed as follows:

                                                                    Predecessor                                 Successor
                                                          ----------------------------------   -----------------------------------
                                                                             Period From         Period From
                                                          Fiscal Year        December 30,        October 2,         Fiscal Year
                                                             Ended             1999 to             2000 to             Ended
                                                          December 29,        October 1,         January 3,         January 2,
                                                              1999               2000               2001               2002
                                                          ---------------  -----------------   ----------------   ----------------
FIXED CHARGES:
Interest expense, net (1)                                     (2,143,000)        (2,842,000)        11,590,000         38,029,000
Capitalized interest                                             392,000            368,000            170,000            369,000
Amortized premiums, discounts and capitalized expenses
related to indebtedness                                          228,000            174,000          1,221,000          4,678,000
Estimated interest in rental expense                           3,574,000          2,866,000            894,000          3,936,000
                                                          ---------------  -----------------   ----------------   ----------------
   Total fixed charges                                         2,051,000            566,000         13,875,000         47,012,000


EARNINGS:
Pretax income before minority interest (2)                    67,237,000         51,145,000          2,064,000         27,829,000
Fixed charges (from above)                                     2,051,000            566,000         13,875,000         47,012,000
Amortization of capitalized interest                             400,000            308,000             92,000            400,000
Capitalized interest                                             392,000            368,000            170,000            369,000
Minority interest that had not incurred fixed charges              5,000             74,000            (17,000)            18,000
                                                          ---------------  -----------------   ----------------   ----------------
   Total earnings                                             69,291,000         51,577,000         15,878,000         74,854,000

Ratio of earnings to fixed charges                                  33.8x              91.1x               1.1x               1.6x

                                                                                  Successor
                                                          -------------------------------------------------------
                                                              26-Week
                                                           Transitional        Fiscal Year         Fiscal Year
                                                           Period Ended           Ended               Ended
                                                              July 3,            July 2,            June 30,
                                                               2002                2003               2004
                                                          ----------------   -----------------   ----------------
FIXED CHARGES:
Interest expense, net (1)                                      12,902,000          39,007,000         35,766,000
Capitalized interest                                              158,000             288,000            280,000
Amortized premiums, discounts and capitalized expenses
related to indebtedness                                         1,974,000           1,921,000          3,419,000
Estimated interest in rental expense                            2,116,000           4,438,000          4,492,000
                                                          ----------------   -----------------   ----------------
   Total fixed charges                                         17,150,000          45,654,000         43,957,000


EARNINGS:
Pretax income before minority interest (2)                    (11,068,000)         17,067,000          9,963,000
Fixed charges (from above)                                     17,150,000          45,654,000         43,957,000
Amortization of capitalized interest                              200,000             400,000            400,000
Capitalized interest                                              158,000             288,000            280,000
Minority interest that had not incurred fixed charges             197,000             179,000           (345,000)
                                                          ----------------   -----------------   ----------------
   Total earnings                                               5,927,000          62,654,000         54,385,000

Ratio of earnings to fixed charges                                     -- (3)             1.4x               1.2x


(1) "Interest expense, net" comprises:
        Interest expense (per statement of operations)
        Less interest income (per statement of operations) and OID amortization (per statement of cash flows) and amortization of debt issuance costs (per statement of operations)

(2) "Pretax income before minority interest" comprises:
        Income (loss) before income expense (benefit)
        Less minority interest (disclosed as a component of earnings above)

(3) Earnings were insufficient to cover fixed charges in the 26-week transitional period ended July 3, 2002. The deficiency was $11.2 million for that period.